Exhibit 99.1

        The Immune Response Corporation Announces Restructuring and Cost
Reductions To Focus Exclusively On REMUNE®

Ronald B. Moss M.D. Is Named President

        CARLSBAD, Calif., Sept. 9 /PRNewswire-FirstCall/—Signaling a move to restructure and reposition the Company for potential product commercialization, The Immune Response Corporation (Nasdaq: IMNR) announced today a restructuring program and management changes aimed at reducing costs and refocusing the Company on its most promising core product, REMUNE®, the Company's therapeutic AIDS vaccine.

        As part of its exclusive focus on REMUNE®, the Company announced the layoffs of 28 of its 42 employees located at the Company's headquarters in Carlsbad, California, affecting substantially all non-management employees not working specifically on REMUNE®. In order to ramp up manufacturing capacity, the Company intends to add to its REMUNE® production facilities in King of Prussia, Pennsylvania up to five full-time professionals. The reductions are expected to contribute over time $7.2 million in savings on an annual run rate at $600,000 in cost savings per month.

        The management changes announced following a meeting on Friday, September 6th, of the Company's board of directors include: the elevation of Dr. Ronald B. Moss as new Company president, the launch of a nationwide search for a new chief executive officer and the resignation of Dr. Dennis J. Carlo as president and chief executive officer. Dr. Carlo served as president and chief executive officer of the Company since 1994 and will remain a member of the board of directors. Jed B. Trosper also was named as a new member of the Company's board of directors.

        "REMUNE® has the potential to help those afflicted with HIV and AIDS and is Jonas Salk's legacy to mankind. It is important for us to take the necessary steps to ensure the continuation of the development of this promising therapeutic vaccine," Dr. Moss said. "I look forward to continuing to work with leaders in the medical and scientific communities, as well as the AIDS activist community, to demonstrate REMUNE®'s utility as a valuable treatment for HIV-1 infection."

        "I believe in the promise of REMUNE® and its future potential and eventual regulatory approval," Dr. Carlo said. "As we seek to undertake additional clinical testing of REMUNE®, we will need to strengthen our management team with a chief executive who can help us get REMUNE® approved around the world."

        With Dr. Moss' assumption of the management of day-to-day operations, Michael Jeub, vice president of finance and chief financial officer, will continue to manage the day-to-day financial operations, initiate cost control efforts, seek to secure additional financing, and assist Dr. Moss in the administration of the corporate offices.

        In a move approved by the Company's board of directors, Dr. Moss will assume his new responsibilities immediately while the Company initiates its search for a new chief executive officer.

        Named vice president, medical and scientific affairs at The Immune Response Corporation in January of 2000, Dr. Moss joined the company as medical director in 1994, and has maintained a clinical affiliation as an assistant clinical professor at the University of California, San Diego School of Medicine. Dr. Moss served two years as senior director of medical and scientific affairs at the Company before being named executive director of medical and scientific affairs in 1998. Dr. Moss is the author of more than 50 manuscripts and 80 abstracts on HIV and immunology, and is the editor in chief of the Journal of Immune Based Therapies and Vaccines.

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Jed B. Trosper Added to Board

        Jed B. Trosper, chief executive officer of Spencer Trask & Co.'s Corporate Venture Group, also was named to the board of directors. Trosper is currently responsible for overseeing certain Spencer Trask portfolio companies as they set and meet critical growth, financial and operating milestones. He was most recently president of Home Shopping Network's international division and former chief operating officer of the Home Shopping Network, Inc.

        Co-founded by medical pioneer, Dr. Jonas Salk and based in Carlsbad, California, The Immune Response Corporation is a biopharmaceutical company developing immune-based therapies designed to treat HIV, autoimmune diseases and cancer. The Company also develops and holds patents on several technologies that can be applied to genes in order to increase gene expression or effectiveness, making it useful in a wide range of therapeutic applications for a variety of disorders. Company information is also available at http://www.imnr.com.

        This news release contains forward-looking statements. Actual results could vary materially from those expected due to a variety of risk factors, including whether the Company will be successful in its efforts to employ a new chief executive officer, whether the Company will continue as a going concern, whether the Company will successfully raise proceeds from financing activities sufficient to fund operations, the uncertainty of successful completion of clinical trials, whether REMUNE® is effective as either a preventive or therapeutic vaccine, whether future trials will be conducted and whether the results of REMUNE® in clinical trials will coincide with the results of REMUNE® in preclinical trials. These risks, among others, are set forth in The Immune Response Corporation's SEC filings, including, but not limited, to its Annual Report on Form 10-K for the year ended December 31, 2001, and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        REMUNE® is a registered trademark of The Immune Response Corporation.

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